 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2011

Cycle Country Accessories Corp.
(Exact name of registrant as specified in its charter)

Nevada	001-31715	42-1523809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 38th Ave W, Spencer, Iowa 51301
 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (712) 262-4191

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On September 15, 2011, the Cycle Country Accessories Corp. received, as expected, a letter from NYSE Amex LLC notifying the Company that the Chairman of the Company’s audit committee, Paul DeShaw, no longer satisfied the independence standards of Rule 10A-3 under the Securities Exchange Act of 1934 due to his recent purchase of a large block of the Company’s common stock.  Mr. DeShaw has resigned from the audit committee, but continues to serve as a director and is independent for all other purposes.  By letter dated September 20, 2011, NYSE Amex LLC confirmed that the Company had resolved its Rule 10A-3 compliance issue.

Item 5.02	Election of Director

On September 15, 2011, the Company’s Board of Directors elected Lance Morgan as a director.  Mr. Morgan, 43, is the founder, president and Chief Executive Officer of Ho-Chunk, Inc., an economic development corporation of the Winnebago Tribe of Nebraska.  He is also a partner of Fredericks Peebles & Morgan LLP, a national law firm specializing in Indian law, economic development and Indian gaming. As founder of Ho-Chunk, he helped lead the company from a start-up in 1995 with no revenues and one employee to what is now a tribal conglomerate with more than $200 million in revenues, 1,100 employees, and operations in diverse industries, including Native American tobacco products, Native-blended gasoline products, hotel development, retail products, government contracting, modular homes and Indianz.Com, the largest Native news and information Web site.  Mr. Morgan is a graduate of the University of Nebraska and Harvard Law School.

Mr. Morgan has been appointed to the Board’s Audit Committee to replace Paul DeShaw and will serve as chairman of the Audit Committee.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, September 21, 2011.

CYCLE COUNTRY ACCESSORIES CORP.

By:	/s/ Robert Davis
Robert Davis
Chief Financial Officer, Chief Operating Officer, Chief Executive Officer, Treasurer, Secretary and Director
(principal executive, financial and accounting officer)